Exhibit 99.1

Ligand Acquires Royalty and Milestone Interest in Santen’s Ryjunea® from Sydnexis for $23 Million

Ryjunea is the first and only pharmacologic treatment approved by the European Commission and UK MHRA to slow myopia progression in pediatric patients

Ligand will receive a tiered low-double-digit to high-teens royalty on Ryjunea net sales in Europe, the Middle East, and Africa

JUPITER, Fla., September 22, 2026 – Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today announced it has acquired an ascending tiered royalty interest in Santen Pharmaceutical Co., Ltd.’s (“Santen”) Ryjunea® from Sydnexis, Inc. (“Sydnexis”) for a $23 million upfront payment.

Ryjunea is a once-nightly, low-dose atropine eye drop designed to slow progression of myopia (commonly known as nearsightedness) in pediatric patients. Treatment may be indicated in children aged 3-14 years with a progression rate of 0.5 D or more per year and a severity of -0.5 D to -6.0 D. The product uses a standardized 0.01% formulation of atropine with deuterated water designed to improve efficacy, comfort, and stability in the pediatric population. Santen licensed rights to Ryjunea in Europe, the Middle East, and Africa (“EMEA”) from Sydnexis in 2021. Ryjunea was approved by the European Commission in June 2025 and the UK Medicines and Healthcare products Regulatory Agency (“MHRA”) in October 2025.

“Ryjunea represents the type of differentiated asset we look to add to our expanding royalty portfolio. As the first and only approved pharmacological treatment in the European Union and the United Kingdom for slowing pediatric myopia, Ryjunea addresses a significant market need by providing a stable, clinically validated, and GMP manufactured option to manage this chronic condition. Santen has built a strong ophthalmology presence across Europe and has identified myopia as a key strategic growth area, giving us confidence in the product’s long-term commercial potential,” said Todd Davis, CEO of Ligand.

Under the terms of the agreement, Ligand will pay $23 million upfront to acquire a 100% interest in certain payments and related rights under Sydnexis’s existing license agreement with Santen. The acquired payment rights include a tiered low-double-digit to high-teens royalty on Ryjunea net sales in EMEA, as well as certain milestone payments. Sydnexis retains commercial rights to Ryjunea in the U.S. and all other non-Santen licensed territories.

Myopia is a condition in which the focal point for distant objects is in front of the retina, instead of directly on it, and results in vision loss. It has been reported that, in addition to affecting patient quality of life, the progression to “high myopia” increases the risk of severe ocular complications that can lead to permanent visual impairment or blindness. In Europe, approximately 1 in 3 children and adolescents are projected to be affected by myopia by 2050,i and Santen estimates 14 million patients were affected in 2025.ii

Exhibit 99.1

McDermott Will & Schulte LLP and Cooley LLP served as legal advisors to Ligand.

About Ligand
Ligand is a leading royalty aggregator, partnering with biopharmaceutical companies to finance and advance late-stage clinical development programs. Ligand owns and manages one of the largest and most diversified portfolios of biopharmaceutical royalties in the industry, with economic interests in more than 200 development and commercial-stage assets. Ligand funds high-value programs in exchange for long-term economic interests, aligning capital with clinical and commercial success. Ligand’s royalty portfolio is designed to deliver consistent and predictable revenue streams across a broad range of therapeutic assets. Ligand also licenses its proprietary technologies, Captisol® and NITRICIL™, to support drug development and formulation across its global partner network. For more information, visit www.ligand.com or follow Ligand on X and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements relating to Ryjunea’s commercial potential; the size and growth of the market for treatments for pediatric myopia; Santen’s commercialization, market access and other activities relating to Ryjunea; future sales of Ryjunea; Ligand’s expected receipt of royalties, reimbursement approval milestones and sales milestones relating to Ryjunea and Ligand’s royalty portfolio strategy and expected revenue characteristics.

These statements are based on various assumptions and on the current expectations of Ligand’s management and are not predictions of actual performance. Actual events and circumstances are difficult or impossible to predict and may differ from assumptions, many of which are beyond Ligand’s control. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, Ligand’s reliance on Santen and other third parties for the commercialization, manufacture and sale of Ryjunea and for the payment of royalties and milestones; the possibility that Ryjunea sales may be lower than expected; the timing, availability and scope of regulatory, pricing and reimbursement approvals; competition from compounded atropine, optical treatments and existing or future pharmaceutical products; changes in market acceptance, prescribing practices or treatment guidelines; the possibility that applicable royalty rates may be reduced under the underlying license agreement; challenges to, or the expiration or invalidation of, intellectual property rights relating to Ryjunea; and the other risk factors discussed under the heading “Item 1A. Risk Factors” in the Ligand’s Annual Report on Form 10-K for the year ended December 31, 2025 (filed February 27, 2026) and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2026 (filed with the SEC on May 8, 2026) and for the quarter ended June 30, 2026 (filed with the SEC on August 7, 2026). Ligand cautions against placing undue reliance on these

Exhibit 99.1
forward-looking statements, which speak only as of the date of this press release, and undertakes no obligation to update any forward-looking statements except as required by law.

Contacts

Investors:
Melanie Herman
investors@ligand.com
(858) 550-7761

Media:
Kellie Walsh
media@ligand.com
(914) 315-6072

i Liang J, et al. Br J Ophthalmol. 2024; bjo–2024–325427
ii Santen Pharmaceutical Co., Ltd., Santen Report 2025.
https://www.santen.com/content/dam/santen/global/pdf/en/ir/document/202503/ar2025e.pdf